EXHIBIT 10.1
NINE ENERGY SERVICE, INC.
2011 STOCK INCENTIVE PLAN
PERFORMANCE-BASED CASH AWARD GRANT NOTICE
Pursuant to the terms and conditions of the Nine Energy Service, Inc. 2011 Stock Incentive Plan, as amended and restated effective February 28, 2017 (the “Plan”), Nine Energy Service, Inc. (the “Company”) hereby grants to the individual listed below (“you” or the “Participant”) the following performance-based cash award (this “Award”) set forth below in this Performance-Based Cash Award Grant Notice (this “Grant Notice”). This Award is subject to the terms and conditions set forth herein and in the Performance-Based Cash Award Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which is incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Participant:	_____________________
Date of Grant:	_____________________ (the “Date of Grant”)
Award Type and Description:
Cash Award granted pursuant to Paragraphs XIV of the Plan. With respect to each of the three performance periods identified below (each, a “Performance Period”), your right to receive payment in an amount ranging from 0% to 200% of the Performance Period Target Amount shall vest and become earned and nonforfeitable upon (i) your satisfaction of the “Service Requirement” set forth below and (ii) the Committee’s certification of the level of achievement of the Performance Goal (defined below). With respect to each Performance Period, the percentage of the Performance Period Target Amount actually earned upon satisfaction of the foregoing requirements is referred to herein as the “Earned Amount.”

Aggregate Target Award Amount:	_____________________ (the “Target Amount”).
Performance Period Target Amount:	______________ of the Target Amount
Performance Periods:	_____________________

Service Requirement:
Except as provided in Section 2 of the Agreement, the Service Requirement will be satisfied with respect to each Performance Period so long as you remain continuously employed by the Company or an Affiliate, as applicable, from the Date of Grant through the date the Committee certifies the level of achievement of the Performance Goal with respect to such Performance Period (each date of such certification, a “Payout Determination Date”).

Performance Goal:	The “Performance Goal” for each Performance Period is based on the Company’s achievement with respect to _____________________, as described in Exhibit B attached hereto.
Payment:	Payment of the Earned Amount shall be made in cash and paid to you in accordance with Section 3 of the Agreement.
By your signature below, you agree to be bound by the terms and conditions of the Plan, the Agreement and this Grant Notice. You acknowledge that you have reviewed the Agreement, the Plan and this Grant Notice in their entirety and fully understand all provisions of the Agreement, the Plan and this Grant Notice. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee regarding any questions or determinations that arise under the Agreement, the Plan or this Grant Notice. This Grant Notice may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.
[Signature Page Follows]
2

IN WITNESS WHEREOF, the Company has caused this Grant Notice to be executed by an officer thereunto duly authorized, and the Participant has executed this Grant Notice, effective for all purposes as provided above.

NINE ENERGY SERVICE, INC.

By:
Title:
Name:

PARTICIPANT

Name:
Signature Page to
Performance-Based Cash Award Grant Notice

EXHIBIT A
PERFORMANCE-BASED CASH AWARD AGREEMENT
This Performance-Based Cash Award Agreement (together with the Grant Notice to which this Agreement is attached and Exhibit B attached thereto, this “Agreement”) is made as of the Date of Grant set forth in the Grant Notice to which this Agreement is attached by and between Nine Energy Service, Inc., a Delaware corporation (the “Company”), and [●] (the “Participant”). Capitalized terms used but not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.
1.Award. In consideration of the Participant’s past and/or continued employment with the Company or an Affiliate and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Date of Grant, the Company hereby grants to the Participant the Target Amount set forth in the Grant Notice on the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference as a part of this Agreement. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. This Award represents the right to receive a cash payment equal to the Earned Amount, subject to the terms and conditions set forth in this Agreement and the Plan; provided, however, that, depending on the level of performance determined to be attained with respect to the Performance Goal for each Performance Period, the portion of the Performance Period Target Amount that may vest and become the Earned Amount hereunder may range from 0% to 200% of the Performance Period Target Amount. Unless and until the applicable percentage of the Target Amount has vested and become the Earned Amount in the manner set forth in the Grant Notice, the Participant will have no right to receive any payments in respect of this Award. Prior to payment of this Award, this Award represent an unsecured obligation of the Company, payable only from the general assets of the Company.
2.Vesting and Forfeiture.
(a)Except as otherwise provided in any written employment agreement entered into by and between the Participant and the Company or an Affiliate, as applicable, and in effect at the time the Participant’s employment with the Company or an Affiliate is terminated (the “Employment Agreement”), the Target Amount shall vest and become the Earned Amount based on the Participant’s satisfaction of the Service Requirement and the extent to which the Company has satisfied the Performance Goal set forth in the Grant Notice, which shall be determined by the Committee in its sole discretion as of each applicable Payout Determination Date (and any portion of the Target Amount that is subject to this Award that does not become the Earned Amount shall automatically be forfeited).
(b)Except as otherwise provided in the Employment Agreement, if the Participant has not satisfied the Service Requirement, then upon the termination of the Participant’s employment with the Company or an Affiliate, any unearned portion of the Target Amount that does not become the Earned Amount (and all rights arising from such unearned portion of the Target Amount and from being a holder thereof) will terminate automatically without any further action by the Company and will be forfeited without further notice and at no cost to the Company.

Exhibit A-1

3.Payment of this Award. For each Performance Period, as soon as administratively practicable following the Committee’s certification of the level of attainment of the Performance Goal on the applicable Payout Determination Date, but in no event later than March 15 of the calendar year following such Payout Determination Date, the Company shall pay to the Participant (or the Participant’s permitted transferee, if applicable) an amount in cash equal to the Earned Amount for such Performance Period; provided, however, that in the event the vesting of this Award is accelerated pursuant to the Employment Agreement due to the Participant’s death or Disability (as defined in the Employment Agreement) or within the 24-month period following a Corporate Change, the Company shall pay to the Participant (or the Participant’s permitted transferee, if applicable) an amount in cash equal to the Earned Amount (determined in accordance with the Employment Agreement, as applicable) within 60 days following the termination of the Participant’s employment, but in no event later than March 15 of the calendar year following the calendar year in which such termination occurs. Neither this Section 3 nor any action taken pursuant to or in accordance with this Agreement shall be construed to create a trust or a funded or secured obligation of any kind.
4.Tax Withholding. To the extent that the receipt, vesting or payment of this Award results in compensation income or wages to the Participant for federal, state, local and/or foreign tax purposes, the Company or an Affiliate may withhold and deduct from any amounts otherwise payable to the Participant in payment of the Earned Amount hereunder any federal, state, local and/or foreign taxes as may be required pursuant to any law or governmental regulation or rules. The Participant acknowledges and agrees that none of the Board, the Committee, the Company or an Affiliate have made any representation or warranty as to the tax consequences to the Participant as a result of the receipt, vesting or payment of this Award pursuant to this Agreement. The Participant acknowledges that there may be adverse tax consequences upon the receipt, vesting or payment of this Award and that the Participant has been advised, and hereby is advised, to consult a tax advisor. The Participant represents that the Participant is in no manner relying on the Board, the Committee, the Company or an Affiliate or any of their respective managers, directors, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences.
5.Non-Transferability. During the lifetime of the Participant, no portion of this Award or any interest or right therein may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution. Neither this Award nor any interest or right therein shall be liable for the debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.
6.Execution of Receipts and Releases. Any payment in respect of the Earned Amount to the Participant or the Participant’s legal representative, heir, legatee or distributee, in accordance with this Agreement shall be in full satisfaction of all claims of such Person hereunder. As a condition precedent to such payment, the Company may require the Participant or the

Exhibit A-2

Participant’s legal representative, heir, legatee or distributee to execute (and not revoke within any time provided to do so) a release and receipt therefor in such form as it shall determine appropriate; provided, however, that any review period under such release will not modify the date of payment with respect to the Earned Amount.

7.No Right to Continued Employment, Service or Awards. For purposes of this Agreement, the Participant shall be considered to be in the employment of the Company as long as the Participant remains an employee of any of the Company, an Affiliate, or a corporation or other entity, or a parent or subsidiary of such corporation or other entity assuming or substituting a new award for the Award. Without limiting the scope of the preceding sentence, it is specifically provided that the Participant shall be considered to have terminated employment with the Company or an Affiliate at the time such entity or other organization that employs the Participant ceases to be considered an Affiliate within the meaning of that term as provided in the Plan such that, immediately following the termination of such “Affiliate” status, the Participant is no longer employed by the Company or an Affiliate. Nothing in the adoption of the Plan, nor the grant of this Award thereunder pursuant to this Agreement, shall confer upon the Participant the right to continued employment by, or a continued service relationship with, the Company or an Affiliate, or any other entity, or affect in any way the right of the Company or any such Affiliate, or any other entity to terminate such employment or other service relationship at any time. Any question as to whether and when there has been a termination of the Participant’s employment with the Company or an Affiliate or other entity, and the cause of such termination, shall be determined by the Committee, and its determination shall be final and binding on all parties. The grant of this Award is a one-time benefit and does not create any contractual or other right to receive a grant of Awards or benefits in lieu of Awards in the future. Any future Awards will be granted at the sole discretion of the Company.
8.Legal and Equitable Remedies. The Participant acknowledges that a violation or attempted breach of any of the Participant’s covenants and agreements in this Agreement will cause such damage as will be irreparable, the exact amount of which would be difficult to ascertain and for which there will be no adequate remedy at law, and accordingly, the parties hereto agree that the Company and an Affiliate shall be entitled as a matter of right to an injunction issued by any court of competent jurisdiction, restraining the Participant or the affiliates, partners or agents of the Participant from such breach or attempted violation of such covenants and agreements, as well as to recover from the Participant any and all costs and expenses sustained or incurred by the Company or an Affiliate in obtaining such an injunction, including reasonable attorneys’ fees. The parties to this Agreement agree that no bond or other security shall be required in connection with such injunction. Any exercise by either of the parties to this Agreement of its rights pursuant to this Section 8 shall be cumulative and in addition to any other remedies to which such party may be entitled.
9.Notices. All notices and other communications under this Agreement shall be in writing and shall be delivered to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to the Company, unless otherwise designated by the Company in a written notice to the Participant (or other holder):

Exhibit A-3

Nine Energy Service, Inc.
Attn: Senior Vice President and General Counsel
        2001 Kirby Drive, Suite 200
        Houston, Texas 77019
    If to the Participant, at the Participant’s last known address on filed with the Company.
Any notice that is delivered personally or by overnight courier or telecopier in the manner provided herein shall be deemed to have been duly given to the Participant when it is mailed by the Company or, if such notice is not mailed to the Participant, upon receipt by the Participant. Any notice that is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the fourth day after the day it is so placed in the mail.
10.Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, grant or award notifications and agreements, account statements and all other forms of communications) in connection with this and any other Award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which the Participant has access. The Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.
11.Corporate Acts. The existence of this Award shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger, consolidation or other business combination of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.
12.Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to this Award; provided, however, that (a) the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment, consulting and/or severance agreement between the Company (or an Affiliate or other entity) and the Participant in effect as of the date a determination is to be made under this Agreement; and (b) if the Participant has entered into any written agreement with the Company or an Affiliate regarding the arbitration of disputes (such agreement, an “Arbitration Agreement”), then this Agreement shall be subject to the dispute resolution procedures set forth in the Arbitration Agreement. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. The Committee may, in its sole discretion, amend this Agreement from time to time in

Exhibit A-4

any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that materially reduces the rights of the Participant shall be effective only if it is in writing and signed by both the Participant and an authorized officer of the Company.

13.Severability and Waiver. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of such provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect. Waiver by any party of any breach of this Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such rights continues.
14.Clawback. Notwithstanding any provision in this Agreement or the Plan to the contrary, to the extent required by (a) applicable law, including the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any SEC rule or any applicable securities exchange listing standards and/or (b) any policy that may be adopted or amended by the Board from time to time, all payments in respect of this Award shall be subject to forfeiture, recoupment and/or cancellation to the extent necessary to comply with such law(s) and/or policy.
15.Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN, EXCLUSIVE OF THE CONFLICT OF LAWS PROVISIONS OF DELAWARE LAW.
16.Successors and Assigns. The Company may assign any of its rights under this Agreement without the Participant’s consent. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the Person(s) to whom this Award may be transferred by will or the laws of descent or distribution.
17.Headings; References; Interpretation. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits, Annexes or Attachments referred to in this Agreement, including, for the avoidance of doubt, the Grant Notice and Exhibit B attached thereto, are, by such reference, incorporated herein and made a part hereof for all purposes. Unless the context requires otherwise, all references to laws, regulations, contracts, agreements and instruments refer to such laws, regulations, contracts, agreements and instruments as they may be amended from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. Unless otherwise specified, all references to “dollars” or “$” in this Agreement refer to United States dollars. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including, for the avoidance of doubt, the Grant Notice and Exhibit B attached thereto, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. All references

Exhibit A-5

to “including” shall be construed as meaning “including without limitation.” Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

18.Counterparts. The Grant Notice may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of an executed counterpart of the Grant Notice by facsimile or portable document format (.pdf) attachment to electronic mail shall be effective as delivery of a manually executed counterpart of the Grant Notice.
19.Section 409A. Notwithstanding anything herein or in the Plan to the contrary, this Award is intended to be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. Nevertheless, to the extent that the Committee determines that this Award may not be exempt from Section 409A of the Code, then, if the Participant is deemed to be a “specified employee” within the meaning of Section 409A of the Code, as determined by the Committee, at a time when the Participant becomes eligible for payment of the Earned Amount pursuant to this Agreement upon his or her “separation from service” within the meaning of Section 409A of the Code, then to the extent necessary to prevent any accelerated or additional tax under Section 409A of the Code, such payment will be delayed until the earlier of: (a) the date that is six months following the Participant’s separation from service and (b) the Participant’s death. Notwithstanding the foregoing, the Company and its Affiliates make no representations that this Award is exempt from or compliant with Section 409A of the Code and in no event shall the Company or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.
[Remainder of Page Intentionally Blank]
Exhibit A-6

EXHIBIT B
PERFORMANCE GOAL FOR
PERFORMANCE-BASED CASH AWARD

This Exhibit B to the Grant Notice contains the performance requirements and methodology applicable to this Award. Subject to the terms and conditions set forth in the Plan and the Agreement, the portion of the Performance Period Target Amount subject to this Award, if any, that become the Earned Amount during the applicable Performance Period will be determined in accordance with this Exhibit B. Capitalized terms used but not defined herein or in the Agreement shall have the same meaning assigned to them in the Plan.

[ ]

    Additional Factors or Information Regarding Methodology. Consistent with the terms of the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the terms of the Plan or the Agreement, including this Exhibit B, shall be within the sole discretion of the Committee, and shall be final, conclusive, and binding upon all persons.

Exhibit B-1